Exhibit 8.1

List of Subsidiaries of Luxoft Holding, Inc

Entity	Jurisdiction of Incorporation	Percentage Ownership
Luxoft International Company Ltd.	Cyprus	100.00%
Excelian (Singapore) Pte Ltd.	Singapore	100.00%
Symtavision GmbH	Germany	100.00%
Luxoft Luxembourg S.a.r.l.	Luxembourg	100.00%
Luxoft Sweden	Sweden	100.00%
Luxoft Netherlands B.V.	Netherlands	100.00%
Luxoft UK Ltd.	United Kingdom	100.00%
Excelian Ltd. (UK)	United Kingdom	100.00%
Luxoft USA, Inc.	United States	100.00%
Radius Inc.	United States	100.00%
Excelian, Inc.	United States	100.00%
Luxoft Canada Ltd.	Canada	100.00%
Excelian Ltd. (Canada)	Canada	100.00%
Luxoft Eastern Europe Ltd.	British Virgin Islands	100.00%
Luxoft Mexico S.A. de C.V.	Mexico	100.00%
Luxoft Singapore PTE. LTD.	Singapore	100.00%
Luxoft Poland sp.z.o.o.	Poland	100.00%
Luxoft GmbH	Germany	100.00%
Luxoft (Switzerland) GmbH	Switerland	100.00%
Luxoft Global Operations GmbH	Switerland	100.00%
Luxoft Vietnam Company Ltd.	Vietnam	100.00%
Luxoft Bulgaria EOOD	Bulgaria	100.00%
Luxoft Professional Romania S.R.L.	Romania	100.00%
Software ITC S.A.	Romania	99.40%
Luxoft Services , LLC	Russia	100.00%
Luxoft Professional , LLC	Russia	100.00%
Luxoft Research, LLC	Russia	100.00%
Luxoft Dubna , LLC	Russia	100.00%
Luxoft Training Center	Russia	100.00%
Luxoft Ukraine LLC	Ukraine	100.00%
Luxoft Denmark ApS	Denmark	100.00%
INSYS Group, Inc.	United States	100.00%
Intro Pro US, Inc.	United States	100.00%
Intro Pro Software Company Limited	British Virgin Islands	100.00%
Intro Pro Ukraine, LLC	Ukraine	100.00%
Pelagicore AB	Sweden	100.00%
Pelagicore AG	Sweden	100.00%
Luxoft Malaysia Sdn Bhd	Malaysia	100.00%
SME — Science Management and Engineering AG	Germany	100.00%
Luxoft India, LLP	India	100.00%